SHAREHOLDER
MEETINGS

On March 20, 2003, the Annual Meeting of the Fund was held to elect eleven Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund.

Proxies covering 9,732,741 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                             WITHHELD
                                    FOR                      AUTHORITY
Dennis S. Aronowitz                 9,595,611                137,130
Richard P. Chapman, Jr              9,605,315                127,426
William Cosgrove                    9,601,375                131,366
John M. DeCiccio                    9,549,913                182,828
Richard Farrell                     9,608,612                124,129
Maureen R. Ford                     9,609,338                123,403
William F. Glavin                   9,592,043                140,698
John A. Moore                       9,601,340                131,401
Patti McGill Peterson               9,603,530                129,211
John W. Pratt                       9,597,860                134,881

The shareholders also ratified the Trustees' selection of PricewaterhouseCoopers LLP as the Fund's independent auditors for the fiscal year ending December 31, 2003, with the votes tabulated as follows: 9,584,537 FOR, 48,635 AGAINST and 99,568 ABSTAINING.